QUITCLAIM DEED

This quitclaim deed is made on December 20, 2013, between New Jersey Mining Company, 201 N. Third Street, Coeur d'Alene, Idaho 83814, grantor, and Robert L. Foster, P.O. Box 99, Austin, Nevada 89310, grantee, witnesseth.

That grantor, for and in consideration of one dollar ($1), lawful money of the United States of America, to grantor in hand paid by grantee, at or before the ensealing and delivery of these presents, the receipt whereof is hereby confessed and acknowledged, hereby grants, bargains, sells, remises, releases, conveys and quitclaims unto grantee, his heirs and assigns forever, the following-described mining claims situated in Shoshone County to wit:

Claim Name	IMC No.	Document
Niagara 1	187316	418029
Niagara 2	187317	418030
Niagara 3	187318	418031
Niagara 4	187319	418032
Niagara 5	187320	418033
Niagara 6	187321	418034
Niagara 7	187322	418035
Niagara 8	187323	418036
Niagara 9	187324	418037

Together with all the dips, spurs, angles, and variations, also all the metals, ores, gold and silver-bearing quartz, rock and earth; and all the rights, privileges and franchises incident, appendant and appurtenant, or usually had and enjoyed; and also all and singular the tenements, hereditaments and appurtenances belonging to it, or in anywise appertaining, and the rents, issues and profits; and also all the estate, right, title, interest, property, possession, claim and demand whatsoever, as well in law as in equity, of grantor of, in or to the premises, and every part and parcel thereof, with the appurtenances.

To have and to hold, all and singular, the said premises, together with the appurtenances and privileges thereto incident, unto grantee, his heirs and assigns forever.

In witness whereof, grantor has hereunto set his hand and seal, the day and year first above-written.

Del Steiner, Chief Executive Officer
New Jersey Mining Company

STATE OF IDAHO)
)ss.
County of Kootenai)

On this 20th day of May, 2015, before me personally appeared Delbert Steiner known or identified to me to be the Chief Executive Officer of the New Jersey Mining Company, an Idaho Corporation, whose name is subscribed to the within and foregoing Quitclaim Deed on behalf of said Corporation and acknowledged to me that such Corporation executed the same.

In witness whereof, I have hereunto set my hand and affixed my official seal the day and year in the certificate first above written.

Notary Public for Idaho
Residing at: Kootenai
My Commission expires May 31, 2017